Exhibit 99.1
Contacts: Melissa A. Waterhouse Chief Executive Officer (800) 227-1243, Ext 107

FOR IMMEDIATE RELEASE:

ABMC REPORTS SECOND QUARTER 2021 RESULTS

Kinderhook, N.Y., August 18, 2021 – American Bio Medica Corporation (OTCQB: ABMC) today announced financial results for the three and six months ended June 30, 2021.

Chief Executive Officer Melissa A. Waterhouse stated, “Our drugs testing markets continue to return to some sense of normalcy; however, some markets are still requiring a lower amount of tests due to reduced workforce, telecommuting and reduced budgets as customers are still using their financial resources to address Covid-19 issues. Drug test sales decreased $112,000 in the second quarter of 2021 when compared to the second quarter of 2020. However, at June 30, 2021, we had open sales orders for ABMC drug tests in the amount of $128,000; most of which were orders received in the second quarter. This increase in backorders is due to unexpected longer lead times for certain raw materials; particularly with materials that are also used in Covid-19 lateral flow tests and plastic components. We have now adjusted our purchasing schedules to account for these longer lead times. The vast majority of the decline in the year over year sales in the second quarter 2021 was due to lower Covid-19 test sales; however, we are starting to see some positive impact from the new Covid-19 tests we started distributing in late April/early May 2021. It’s too early to know the level of impact the new offerings could have on sales; however, we don’t expect to see the same extraordinary level of sales we recorded in 2020.”

“Contract manufacturing sales increased for the second consecutive quarter in 2021, when compared to the same quarters in 2020 as we start to see the need for drug tests and other diagnostic tests rebound from 2020 levels. We shipped products (from the open purchase orders from 2020) in the second quarter of 2021 and we are shipping more products against those purchase orders in the third quarter of 2021. The new order, received in April 2021, is also expected to ship in the third quarter of 2021. In addition, in the third quarter we are starting to see increased orders of the RSV test that is private labeled for a large diagnostic company. Unfortunately, the pilot we started in the second quarter did not result in a new account as the entity elected to make the investment to increase their own manufacturing capabilities. We are still focusing our efforts to obtain more contract manufacturing accounts. ”

Waterhouse concluded, “Operating expenses declined 32.9% in the second quarter of 2021 compared to the second quarter of 2020 as we continue to manage expenses so they remain in line with sales levels. We also applied for forgiveness of the $332,000 PPP loan we received in 2020. To date, the SBA has reviewed our application for forgiveness and set the amount of forgiveness to the full amount of the loan. Given this, we expect to receive notification shortly from the SBA that our loan is forgiven.”

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits; primarily point of collection tests for drugs of abuse. ABMC also provides contract manufacturing services related to certain infectious diseases; such as malaria and RSV and, distributes rapid test to detect Covid-19 antibodies, a RT-PCR test to detect Covid-19 and a rapid Covid-19 antigen test.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, future sales and profit levels of the rapid antibody test, RT-PCR test and rapid antigen test for Covid-19 that we are distributing, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2020, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

 (financial tables follow)

AMERICAN BIO MEDICA CORPORATION
Condensed Statements of Operations
(unaudited)

	For the three	For the three	For the six	For the six
	months ended	months ended	months ended	months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net sales	$529,000	$1,758,000	$1,095,000	$2,486,000
Cost of goods sold	393,000	1,176,000	854,000	1,714,000
Gross profit	136,000	582,000	241,000	772,000

Operating expenses:
Research and development	21,000	19,000	41,000	52,000
Selling and marketing	72,000	230,000	155,000	319,000
General and administrative	287,000	317,000	798,000	656,000
Total operating expenses	380,000	566,000	994,000	1,027,000

Operating (loss) / income	(244,000)	16,000	(753,000)	(255,000)

Other income / (expense)	1,000	(37,000)	(46,000)	(91,000)

Net loss before tax	(243,000)	(21,000)	(799,000)	(346,000)

Income tax expense	(2,000)	0	(2,000)	0

Net loss	$(245,000)	$(21,000)	$(801,000)	$(346,000)

Basic & diluted loss per common share	$(0.01)	$(0.00)	$(0.02)	$(0.01)

Weighted average shares outstanding – basic and diluted	40,950,729	35,905,948	39,910,658	34,937,236

(Condensed Balance Sheets follow)

American Bio Medica Corporation
Condensed Balance Sheets

	June 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$30,000	$98,000
Accounts receivable, net of allowance for doubtful accounts of $5,000 at June 30, 2021 and $22,000 December 31, 2020	387,000	407,000
Inventory, net of allowance of $321,000 at June 30, 2021 and $279,000 at December 31, 2020	475,000	536,000
Prepaid expenses and other current assets	25,000	104,000
Right of Use Asset – Operating Leases	36,000	35,000
Total current assets	953,000	1,180,000
Property, plant and equipment, net	544,000	576,000
Patents, net	104,000	108,000
Right of Use Asset – Operating Leases	22,000	41,000
Other assets	21,000	21,000
Total assets	$1,644,000	$1,926,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$593,000	$577,000
Accrued expenses and other current liabilities	487,000	620,000
Right of Use Liability – Operating Leases	26,000	33,000
Wages payable	92,000	107,000
Line of credit	287,000	277,000
PPP Loan	332,000	332,000
Current portion of long-term debt, net of deferred finance costs	1,290,000	75,000
Total current liabilities	3,107,000	2,021,000
Long-term debt/other liabilities, net of current portion & deferred finance costs	0	1,120,000
Right of Use Liability – Operating Leases	30,000	41,000
Total liabilities	3,137,000	3,182,000
COMMITMENTS AND CONTINGENCIES
Stockholders’ Deficit:
Common stock	426,000	377,000
Additional paid-in capital	22,232,000	21,717,000
Accumulated deficit	(24,151,000)	(23,350,000)
Total stockholders’ deficit	(1,493,000)	(1,256,000)
Total liabilities and stockholders’ deficit	$1,644,000	$1,926,000